Exhibit 99.1
NEWS RELEASE

Bonanza Creek Energy Announces
First Quarter 2020 Financial Results and Updates 2020 Guidance

DENVER, May 7, 2020 – Bonanza Creek Energy, Inc. (NYSE: BCEI) (the "Company" or "Bonanza Creek") today announced its first quarter 2020 financial results and operating outlook. The Company has also posted an updated investor presentation to its website.

Highlights of the first quarter 2020 include:

•Average sales volumes of 24.8 thousand barrels of oil equivalent per day (“MBoe/d”), an increase of 2% compared to fourth quarter 2019

•Updating annual production guidance to a range of 23.0 - 25.0 MBoe/d, resetting the lower end as a result of reduced 2020 capital expenditures, primarily non-operated activity

•Capital expenditures of $41.1 million for the first quarter

•Annual capital expenditure guidance of $60 - $70 million; the midpoint reduced 28% from previously announced range and 71% from original 2020 guidance range

•Lease operating expense ("LOE") of $2.52 per Boe for the first quarter; down 16% from fourth quarter 2019, and down 15% from full year 2019

•Reducing annual LOE guidance to a range of $2.50 - $2.90 per Boe; down 6% from prior midpoint guidance, and down 8% from full year 2019 result

•Rocky Mountain Infrastructure ("RMI") first quarter 2020 net effective cost(1) was $1.07 per Boe, which consists of approximately $1.78 per Boe of RMI operating expense offset by $0.71 per Boe of RMI operating revenue from working interest partners

•Recurring cash general and administrative ("G&A")(1) expense, which excludes stock-based compensation and cash severance costs, was $7.8 million for the quarter or $3.44 per Boe, approximately flat with fourth quarter 2019, and down 8% from full year 2019

•Reduced annual recurring cash G&A guidance to a range of $27 - $29 million, down 8% from original 2020 guidance range, and down nearly 13% from full year 2019 result

•Borrowings under the credit facility were reduced by $21 million to $59 million, and exited the first quarter with over $300 million in liquidity and a leverage ratio of 0.2x

•GAAP net income of $78.6 million, or $3.80 per diluted share, including a $4.31 non-cash gain on derivatives

•Adjusted EBITDAX(1) of $43.3 million, or $2.09 per diluted share

(1) Non-GAAP measure; see attached reconciliation schedules at the end of this release.

Eric Greager, President and Chief Executive Officer of Bonanza Creek, commented, "In these tumultuous times, we remain focused on the health and productivity of our team, and on executing a predictable, low-cost, value-conscious operating model. Despite our relatively small size, we’re proud to deliver a cost structure that is among the lowest in the industry.”

Greager continued, “We responded quickly to deteriorating market conditions during the quarter by reducing our 2020 capital plan and implementing significant cost savings. Our revised annual production guidance acknowledges uncertainties in the market, and despite the substantial reduction to 2020 capital, we believe we can deliver a flat year-over-year production profile in 2020. We’ll continue to focus on maximizing reservoir performance through engineering and applied science, while we pay down our revolver and look for low-cost opportunities to increase our scale.”

First Quarter 2020 Results

During the first quarter of 2020, the Company reported average daily sales of 24.8 MBoe/d. Product mix for the quarter was 54% oil, 20% NGLs, and 26% residue natural gas, which was relatively consistent with fourth quarter 2019. The table below provides sales volumes, product mix, and average sales prices for the first quarter 2020 and 2019.

	Three Months Ended March 31,
	2020	2019	% Change
Avg. Daily Sales Volumes:
Crude oil (Bbls/d)	13,510	13,425	1%
Natural gas (Mcf/d)	39,150	24,427	60%
Natural gas liquids (Bbls/d)	4,801	3,240	48%
Crude oil equivalent (Boe/d)	24,836	20,736	20%

Product Mix
Crude oil	54%	65%
Natural gas	26%	19%
Natural gas liquids	20%	16%

Average Sales Prices (before derivatives):
Crude oil (per Bbl)	$41.15	$49.83
Natural gas (per Mcf)	$1.39	$3.08
Natural gas liquids (per Bbl)	$7.42	$14.91
Crude oil equivalent (per Boe)	$26.01	$38.22
Capital expenditures were $41.1 million for the first quarter of 2020. During the quarter, the Company drilled 14 gross (10.1 net) operated standard reach lateral ("SRL") wells, and completed 8 gross (7.3 net) operated wells, five of which were extended reach lateral ("XRL") wells. There were 16 gross (12.5 net) wells turned to sales, eleven of which were XRL wells.

Net oil and gas revenue for the first quarter of 2020 was $60.4 million compared to $79.7 million for the fourth quarter of 2019. The decrease was a result of lower oil, natural gas, and NGL realized prices. Crude oil accounted for approximately 84% of total revenue for the quarter. Differentials for the Company’s oil production during the quarter averaged approximately $5.77 per barrel off NYMEX WTI, and the Company expects its oil differential to average between $4.75 and $5.25 per barrel in 2020.

The Company’s contracted base differential increased from $4.25 per barrel in 2019 to $5.25 beginning in January 2020, and will remain at that level through 2023 on volumes up to 20,000 gross barrels per day. In January 2020, WTI averaged over $55.00 per barrel, and therefore, this base differential was subject to an escalator. When average monthly WTI falls below $55.00 per barrel, the escalator no longer applies. For oil transported via our pipeline, the base differential (including any escalator) is lowered by $1.25 - $1.50, depending on volume. Trucked volumes are subject to the base differential (including any escalator) plus certain additional fees for crude oil with an API gravity in excess of 42 degrees ("light crude").

LOE for the first quarter of 2020 on a unit basis decreased 16% to $2.52 per Boe from $3.01 per Boe in the fourth quarter of 2019. The Company is implementing approximately $8 million in LOE and RMI operating expense savings compared to the original 2020 plan, and has reduced its annual LOE guidance to a range of $2.50 to $2.90 per Boe accordingly.

Rocky Mountain Infrastructure ("RMI") first quarter 2020 net effective cost was $1.07 per Boe, which consists of approximately $1.78 per Boe of RMI operating expense offset by $0.71 per Boe of RMI operating revenue from working interest partners. RMI operating revenue from working interest partners is based on production volumes, and the fees are not tied to oil or natural gas prices.

The Company's general and administrative ("G&A") expenses were $9.4 million for the first quarter of 2020, which included $1.2 million in non-cash stock-based compensation and $0.4 million related to one-time cash severance costs. Recurring cash G&A, which excludes stock-based compensation and cash severance, of $7.8 million for the first quarter of 2020 remained relatively consistent with fourth quarter 2019, but the Company expects future amounts to decrease as a result of implemented cost reductions. On a per unit basis, the Company's recurring cash G&A decreased 8% from $3.74 per Boe for full year 2019 to $3.44 per Boe in the first quarter of 2020.

RMI net effective cost and recurring cash G&A are non-GAAP measures. Please see Schedule 7 and Schedule 8 at the end of this release for a reconciliation to the relevant GAAP measure.

2020 Guidance

The table below outlines the Company's guidance for the full year 2020.

2020 Guidance	Low		High
Capital Expenditures ($MM)	$60	--	$70

Production (boe/d)	23,000	--	25,000

% Oil	54-60%

Lease Operating Expenses ($/boe)	$2.50	--	$2.90

RMI Operating Expenses ($/boe)	$1.50	--	$1.85

Cash G&A ($MM)	$27	--	$29

Production Taxes (% of unhedged revenue)	8%	--	9%

Oil Differential(2)	$4.75	--	$5.25

(2) Oil differential guidance based on forecasted operated volumes and 5/1/2020 strip WTI pricing.

Conference Call Information

The Company will host a conference call to discuss these results on May 8, 2020 at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time). A live webcast and replay of this event will be available on the Investor Relations section of the Company’s website at www.bonanzacrk.com. Dial-in information for the conference call is included below.

Type	Phone Number	Passcode
Live participant	877-793-4362	4941578
Replay	855-859-2056	4941578

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and associated liquids-rich natural gas in the Rocky Mountain region of the United States. The Company’s assets and operations are concentrated in rural, unincorporated Weld County, Colorado, within the Wattenberg Field, focused on the Niobrara and Codell formations. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include statements regarding development and completion expectations and strategy; decreasing operating and capital costs; impact of the Company's reorganization; and 2019 guidance. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including the following: changes in natural gas, oil and NGL prices; general economic conditions, including the performance of financial markets and interest rates; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; ability to acquire adequate supplies of water; risks related to derivative instruments; access to adequate gathering systems and pipeline take-away capacity; and pipeline and refining capacity constraints. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 27, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 7, 2020, and other filings submitted by us to the Securities Exchange Commission. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, including guidance, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:
Scott Landreth
Senior Director, Finance & Investor Relations and Treasurer
720-225-6679
slandreth@bonanzacrk.com

Schedule 1: Statements of Operations
(in thousands, expect for per share amounts, unaudited)

	Three Months Ended March 31,
	2020	2019
Operating net revenues:
Oil and gas sales	$60,405	$72,594
Operating expenses:
Lease operating expense	5,699	5,426
Midstream operating expense	4,014	2,321
Gathering, transportation, and processing	3,481	4,022
Severance and ad valorem taxes	5,173	4,248
Exploration	373	97
Depreciation, depletion, and amortization	21,584	15,759
Abandonment and impairment of unproved properties	30,057	879
Bad debt expense	576	—
General and administrative expense (including $1,239 and $1,380, respectively, of stock-based compensation)	9,429	10,278
Total operating expenses	80,386	43,030
Other income (expense):
Derivative gain (loss)	100,419	(36,544)
Interest expense, net	(217)	(1,151)
Gain on sale of properties, net	—	1,126
Other income (expense)	(1,670)	12
Total other income (expense)	98,532	(36,557)
Income (loss) from operations before taxes	78,551	(6,993)
Income tax benefit (expense)	—	—
Net income (loss)	$78,551	$(6,993)

Comprehensive income (loss)	$78,551	$(6,993)

Net income (loss) per common share:
Basic	$3.80	$(0.34)
Diluted	$3.80	$(0.34)
Weighted-average common shares outstanding:
Basic	20,649	20,557
Diluted	20,684	20,557

Schedule 2: Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$78,551	$(6,993)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	21,584	15,759
Abandonment and impairment of unproved properties	30,057	879
Well abandonment costs and dry hole expense	(8)	62
Stock-based compensation	1,239	1,380
Non-cash lease component	(51)	—
Amortization of deferred financing costs	123	125
Derivative (gain) loss	(100,419)	36,544
Derivative cash settlements	11,254	936
Gain on sale of properties, net	—	(1,126)
Other	(4,240)	(900)
Changes in current assets and liabilities:
Accounts receivable, net	19,182	6,237
Prepaid expenses and other assets	1,100	(440)
Accounts payable and accrued liabilities	(9,768)	(10,150)
Settlement of asset retirement obligations	(610)	(592)
Net cash provided by operating activities	47,994	41,721
Cash flows from investing activities:
Acquisition of oil and gas properties	(284)	(1,362)
Exploration and development of oil and gas properties	(26,225)	(36,503)
Proceeds from sale of oil and gas properties	—	1,153
Additions to property and equipment - non oil and gas	(362)	(76)
Net cash used in investing activities	(26,871)	(36,788)
Cash flows from financing activities:
Proceeds from credit facility	15,000	15,000
Payments to credit facility	(36,000)	—
Payment of employee tax withholdings in exchange for the return of common stock	(61)	(153)
Principal payments on finance lease obligations	(10)	—
Net cash provided by (used in) financing activities	(21,071)	14,847
Net change in cash, cash equivalents, and restricted cash	52	19,780
Cash, cash equivalents, and restricted cash:
Beginning of period	11,095	13,002
End of period	$11,147	$32,782

Schedule 3: Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$11,052	$11,008
Accounts receivable, net:
Oil and gas sales	16,463	43,714
Joint interest and other	46,205	38,136
Prepaid expenses and other	5,948	7,048
Inventory of oilfield equipment	7,212	7,726
Derivative assets	77,973	2,884
Total current assets	164,853	110,516
Property and equipment (successful efforts method):
Proved properties	983,609	935,025
Less: accumulated depreciation, depletion, and amortization	(147,790)	(126,614)
Total proved properties, net	835,819	808,411
Unproved properties	113,247	143,020
Wells in progress	90,508	98,750
Other property and equipment, net of accumulated depreciation of $3,291 in 2020 and $3,142 in 2019	3,607	3,394
Total property and equipment, net	1,043,181	1,053,575
Long-term derivative assets	12,578	121
Right-of-use assets	40,023	38,562
Other noncurrent assets	3,434	3,544
Total assets	$1,264,069	$1,206,318
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$63,733	$57,638
Oil and gas revenue distribution payable	18,185	29,021
Lease liability	13,198	11,690
Derivative liability	1,248	6,390
Total current liabilities	96,364	104,739
Long-term liabilities:
Credit facility	59,000	80,000
Lease liability	27,431	27,540
Ad valorem taxes	37,029	28,520
Derivative liability	204	921
Asset retirement obligations for oil and gas properties	27,622	27,908
Total liabilities	247,650	269,628
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 225,000,000 shares authorized, 20,655,082 and 20,643,738 issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	4,284	4,284
Additional paid-in capital	703,351	702,173
Retained earnings	308,784	230,233
Total stockholders’ equity	1,016,419	936,690
Total liabilities and stockholders’ equity	$1,264,069	$1,206,318

Schedule 4: Per unit operating margins
(unaudited)

	Three Months Ended March 31,
	2020	2019	Percent Change
Crude Oil Equivalent Sales Volumes (MBoe)	2,260	1,866	21%

Realized pricing (before derivatives)(1)	$26.01	$38.22	(32)%

Per Unit Costs ($/Boe)
Lease operating expense	2.52	2.91	(13)%
RMI net effective cost (1)	1.07	0.57	88%
Gathering, transportation, and processing	1.54	2.16	(29)%
Severance and ad valorem taxes	2.29	2.28	—%
Recurring cash general and administrative (2)	3.44	4.54	(24)%
Total cash operating costs	$10.86	$12.46	(13)%
Cash operating margin (before derivatives)	$15.15	$25.76	(41)%
Derivative cash settlements	4.98	0.50	896%
Cash operating margin (after derivatives)	$20.13	$26.26	(23)%

Non-cash items
Depreciation, depletion, and amortization	$9.55	$8.44	13%
Non-cash general and administrative	$0.55	$0.74	(26)%

(1) Crude oil and natural gas sales excludes $1.6 million and $1.3 million of oil transportation and gas gathering revenues from third parties, which do not have associated sales volumes for the three months ended March 31, 2020 and 2019, respectively. Alternatively, the aforementioned oil transportation and gas gathering revenues from third parties have been netted against the midstream operating expense to arrive at the RMI net effective cost. See Schedule 8 for a reconciliation from GAAP midstream operating expense to RMI net effective cost.
(2) Recurring cash general and administrative expense excludes stock based compensation and cash severance costs. Please see Schedule 7 for a reconciliation from GAAP G&A to recurring cash G&A.

Schedule 5: Adjusted Net Income
(in thousands, except per share amounts, unaudited)

Adjusted net income is a supplemental non-GAAP financial measure that is used by management to present recurring profitability that is more comparable between periods by excluding items that are non-recurring in nature or items which are not easily estimable. Management believes adjusted net income provides external users of the Company's consolidated financial statements such as industry analysts, investors, creditors, and rating agencies with additional information to assist in their analysis of the Company. The Company defines adjusted net income as net income (loss) after adjusting first for (1) the impact of certain non-cash items and one-time transactions and then (2) the non-cash and one-time items’ impact on taxes based on a tax rate that approximates the Company's effective tax rate in each period. Adjusted net income is not a measure of net income (loss) as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measure of adjusted net income.

	Three Months Ended March 31,
	2020	2019
Net income (loss)	$78,551	$(6,993)
Adjustments to net income (loss):
Abandonment and impairment of unproved properties	30,057	879
Stock-based compensation (1)	1,239	1,380
Severance costs (1)	413	418
Gain on sale of properties, net	—	(1,126)
Derivative (gain) loss	(100,419)	36,544
Derivative cash settlements	11,254	936
Non-cash lease component	(51)	—
Well abandonment and exploratory dry hole expense	(8)	62
Total adjustments before taxes	(57,515)	39,093
Income tax effect	—	—
Total adjustments after taxes	(57,515)	39,093

Adjusted net income	$21,036	$32,100

Adjusted net income per diluted share	$1.02	$1.56

Diluted weighted-average common shares outstanding	20,684	20,557

(1) Included as a portion of general and administrative expense in the statements of operations.

Schedule 6: Adjusted EBITDAX
(in thousands, unaudited)

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management to provide a metric of the Company's ability to internally generate funds for exploration and development of oil and gas properties. The metric excludes items which are non-recurring in nature and/or items which are not reasonably estimable. Management believes adjusted EBITDAX provides external users of the Company’s consolidated financial statements such as industry analysts, investors, lenders, and rating agencies with additional information to assist in their analysis of the Company. The Company defines Adjusted EBITDAX as earnings before interest, income taxes, depreciation, depletion, and amortization, impairment, exploration expenses and other similar non-cash and non-recurring charges. Adjusted EBITDAX is not a measure of net income (loss) or cash flows as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measure of Adjusted EBITDAX.

	Three Months Ended March 31,
	2020	2019
Net income (loss)	$78,551	$(6,993)
Exploration	373	97
Depreciation, depletion, and amortization	21,584	15,759
Amortization of deferred financing costs	—	125
Abandonment and impairment of unproved properties	30,057	879
Stock-based compensation (1)	1,239	1,380
Severance costs (1)	413	418
Gain on sale of properties, net	—	(1,126)
Interest expense, net	217	1,151
Derivative (gain) loss	(100,419)	36,544
Derivative cash settlements	11,254	936
Adjusted EBITDAX	$43,269	$49,170

(1) Included as a portion of general and administrative expense in the statements of operations.

Schedule 7: Recurring Cash G&A
(in thousands, unaudited)

Recurring cash G&A is a supplemental non-GAAP financial measure that is used by management to provide only the cash portion of its G&A expense, which can be used to evaluate cost management and operating efficiency on a comparable basis from period to period. Management believes recurring cash G&A provides external users of the Company’s consolidated financial statements such as industry analysts, investors, lenders, and rating agencies with additional information to assist in their analysis of the Company. The Company defines recurring cash G&A as GAAP general and administrative expense exclusive of the Company's stock based compensation and one-time charges. The Company refers to recurring cash G&A to provide typical recurring cash G&A costs that are planned for in a given period. Recurring cash G&A is not a fully inclusive measure of general and administrative expense as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of general and administrative expense to the non-GAAP financial measure of recurring cash G&A.

	Three Months Ended March 31,
	2020	2019
General and administrative expense	$9,429	$10,278
Stock-based compensation	(1,239)	(1,380)
Cash severance costs	(413)	(418)
Recurring cash G&A	$7,777	$8,480

Schedule 8: Rocky Mountain Infrastructure (“RMI”) Net Effective Cost
(in thousands, unaudited)

RMI net effective cost is a supplemental non-GAAP financial measure that is used by management to provide only the net cash impact the Company’s wholly owned subsidiary, Rocky Mountain Infrastructure, LLC, has on the Company’s consolidated financials. Management believes the net effective cost provides external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies, with additional information to assist in their analysis of the Company. The Company defines the RMI net effective cost as GAAP midstream operating expense less revenue generated from working interest partners utilizing the RMI assets.

The following table presents a reconciliation of the GAAP financial measures of midstream operating expense and RMI working interest partner revenue to the non-GAAP financial measure of RMI net effective cost.

	Three Months Ended March 31,
	2020	2019
Midstream operating expense	$4,014	$2,321
RMI working interest partner revenue	(1,613)	(1,263)
RMI net effective cost	$2,401	$1,058